As filed with the Securities and Exchange Commission on October 17, 2014

Registration No. 333-189746

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KCG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-3898306
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

545 Washington Boulevard

Jersey City, New Jersey 07310

(Address of principal executive offices and zip code)

Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan

(Full title of the plan)

John McCarthy, Esq.

General Counsel and Corporate Secretary

KCG Holdings, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

(Name, address and telephone number, including area code, of agent for service)

With Copies to:

Marc Trevino, Esq.

Jared M. Fishman, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to Form S-8 (this “Amendment”) relates to Registration Statement No. 333-189746 on Form S-8 (the “Registration Statement”) of KCG Holdings, Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission on July 1, 2013, registering the offer and sale of 21,918,383 shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Common Stock”), including 388,842 shares of Common Stock of the Registrant issuable pursuant to the Knight Capital Group, Inc. (“Knight”) Amended and Restated 2009 Inducement Award Plan (the “Plan”).

The Registrant assumed the obligations of Knight under the Plan pursuant to the merger between Knight and GETCO Holding Company, LLC, the predecessor entities of the Registrant, on July 1, 2013. However, the Registrant did not assume the Plan as an equity plan of the Registrant, and therefore shares of Common Stock will no longer be offered or sold under the Plan and no previously issued awards remain outstanding under the Plan. As a result, the Registrant has terminated all offerings of its securities to be sold under the Plan pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement, the Registrant hereby removes from registration all securities under the Registration Statement to be offered or sold by the Registrant under the Plan that remain unsold. This deregistration will have no effect on the other shares of Common Stock of the Registrant registered by the Registration Statement, and only affects the 388,842 shares of Common Stock of the Registrant issuable pursuant to the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on October 17, 2014. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

KCG HOLDINGS, INC.

By:	/s/ John McCarthy
Name: Title:	John McCarthy General Counsel and Corporate Secretary